UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under § 240.14a-12.

ENERGEN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2012

To Our Shareholders:

It is our pleasure to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of Energen Corporation. The Annual Meeting will be held at the principal office of the Company in Birmingham, Alabama on Wednesday, April 25, 2012, at 9:30 a.m., Central Daylight Time.

Details of the matters to be presented at this meeting are given in the Notice of the Annual Meeting and in the proxy statement that follow.

We hope that you will be able to attend this meeting so that we may have the opportunity of meeting with you and discussing the affairs of the Company. However, if you cannot attend, we would appreciate your submitting your proxy by telephone or by Internet, or by completing, signing and returning the enclosed proxy card as soon as convenient so that your stock may be voted.

We have enclosed a copy of the Company’s 2011 Annual Report.

Yours very truly,

Chairman of the Board

ENERGEN CORPORATION

Notice of Annual Meeting of Shareholders

To Be Held April 25, 2012

TIME	9:30 a.m., CDT, on Wednesday, April 25, 2012

PLACE	Energen Plaza

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Directions to the Annual Meeting are available by calling Investor Relations at 1-800-654-3206.

ITEMS OF BUSINESS	(1) To elect three members of the Board of Directors for three-year terms; to elect one member of the Board of Directors for a one-year term.

The Board of Directors recommends a vote FOR each of the nominees.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.

The Board of Directors recommends a vote FOR ratification.

(3) To cast an advisory vote on the Company’s executive compensation (“Say-on-Pay” vote).

The Board of Directors recommends a vote FOR the compensation of the executives of the Company as disclosed in the proxy statement.

(4) To consider and vote upon a shareholder proposal, if properly presented at the Annual Meeting.

The Board of Directors recommends a vote AGAINST the shareholder proposal described in the attached proxy statement.

(5) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you were a shareholder of record of the Company on February 24, 2012.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by submitting your instructions by telephone or by Internet, or by completing, signing and returning the proxy card sent to you. See details under the question “How do I vote?” under “Questions and Answers About the Annual Meeting” below. You can revoke a proxy at any time prior to exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD APRIL 25, 2012:

The Company’s proxy statement on Schedule 14A, form of proxy card and 2011 annual report on Form 10-K are available at: www.energen.com under the heading “Investor Relations” and subheading “SEC Filings.”

J. DAVID WOODRUFF

Secretary

Birmingham, Alabama

March 28, 2012

YOUR VOTE IS IMPORTANT You are urged to submit your proxy instructions by telephone or by Internet, or by dating, signing and promptly returning your proxy in the enclosed envelope.

PROXY STATEMENT

i

ii

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF ENERGEN CORPORATION

April 25, 2012

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive this proxy statement?

We are providing this proxy statement in connection with the solicitation by the Board of Directors of Energen Corporation, an Alabama corporation (the “Company,” “we,” or “us”), of proxies for use at the 2012 Annual Meeting of Shareholders of the Company and at any adjournment thereof (the “Annual Meeting”).

You are invited to attend our Annual Meeting on April 25, 2012, beginning at 9:30 a.m., CDT. The Annual Meeting will be held at our principal office, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707. You may call Investor Relations at 1-800-654-3206 for additional directions to the Annual Meeting location.

This notice of Annual Meeting, proxy statement and form of proxy are being mailed on or about March 28, 2012.

What items will be voted on at the Annual Meeting?

Shareholders will vote on four items at the Annual Meeting if each is properly presented at the Annual Meeting:

•	the election of three members of the Board of Directors for three-year terms, and one member of the Board of Directors for a one-year term;

•	ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012;

•	an advisory vote on the Company’s executive compensation; and

•	a shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of all Directors.

At the date this proxy statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

What are the Board of Director’s voting recommendations?

The Board of Directors recommends that you vote your shares:

•	“FOR” election of each of the nominees to the Board of Directors;

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012;

•	“FOR” the proposal regarding an advisory vote on executive compensation; and

•	“AGAINST” the shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of all Directors.

Who is entitled to vote at the Annual Meeting?

Holders of Company common stock of record at the close of business on February 24, 2012 are entitled to receive this notice of Annual Meeting and proxy statement and to vote their shares at the Annual Meeting. As of that date, a total of 72,115,736 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered in your name with the Company’s transfer agent, Computershare Shareowner Services LLC (successor to BNY Mellon Shareowner Services), you are the “shareholder of record” of those shares. This notice of Annual Meeting, proxy statement and form of proxy have been provided directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. This notice of Annual Meeting, proxy statement and form of proxy have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instructions included on the form of proxy or by following their instructions for voting by telephone or on the Internet.

If you hold your shares as a participant in the Energen Corporation Employee Savings Plan, the proxy that you submit will provide your voting instructions to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your voting instructions must be received before the close of business on April 20, 2012.

How do I vote?

Your vote is important. You can save us the expense of a second mailing by voting promptly. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Please submit your instructions by telephone or by Internet, or by completing, signing, dating and returning your proxy in the postage-paid envelope provided. The proxy holders will vote shares represented by valid proxies received by telephone, by Internet or by mail in accordance with the instructions appearing on such proxies.

If you hold your shares as a participant in the Energen Corporation Employee Savings Plan, you may submit your instructions to the plan trustee by telephone or by Internet, or by completing, signing, dating and returning your proxy in the postage-paid envelope provided. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the plan trustee receives voting instructions from other plan participants. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your voting instructions must be received before the close of business on April 20, 2012.

How do I vote in person at the Annual Meeting?

Submitting your proxy by telephone, by Internet or by mail will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person, with the exception of any shares you hold as a participant in the Energen Corporation Employee Savings Plan. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. If you are a participant in the Energen Corporation Employee Savings Plan, you cannot vote your savings plan shares in person at the meeting.

What can I do if I change my mind after I vote?

You can revoke your proxy at any time before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. If you hold shares in the Energen Corporation Employee Savings Plan, you can change your voting instructions for those shares by voting again by telephone or by Internet or by returning a later dated proxy card. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your voting instructions must be received before the close of business on April 20, 2012.

What is a quorum for the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Proxies relating to shares held by beneficial owners that are voted by brokers on some matters will be treated as shares present for determining the presence of a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld from the broker (i.e. broker non-votes).

What is a broker non-vote?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares in order to avoid broker non-votes on matters that are considered non-routine. Brokers are permitted to vote shares on routine matters even if the broker has not received voting instructions from the beneficial owner if the broker has complied with rules concerning the delivery of proxy materials.

Which proposals are considered “routine” or “non-routine”?

Under New York Stock Exchange (“NYSE”) rules, if you are a beneficial owner and your broker holds your shares in its name, your broker is permitted to vote your shares on “routine” matters even if the broker does not receive voting instructions from you if the broker has complied with rules concerning the delivery of proxy materials to beneficial owners. We believe the following items of business will NOT be considered “routine” matters under NYSE rules and therefore your broker will not be able to vote your shares with respect to these items unless the broker receives appropriate instructions from you: Election of Directors; Say-On-Pay Vote; and Shareholder Proposal on Board Declassification.

What is the voting requirement to approve each of the proposals?

Each of the nominees for Director must receive the affirmative vote of a majority of the votes cast by shareholders represented at the Annual Meeting as part of the quorum. Only votes “for” or “withhold authority” affect the outcome. Abstentions and broker “non-votes” are not counted for purposes of the election of Directors.

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter is required to (i) ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm, (ii) provide advisory approval of the executive compensation of our named executive officers, and (iii) approve the shareholder proposal on declassification of our Board of Directors and establish annual elections. Abstentions and broker non-votes are not counted for purposes of the vote on these matters.

Will the Annual Meeting be webcast?

Yes, our Annual Meeting will be webcast on April 25, 2012. You are invited to visit www.energen.com at 9:30 a.m., CDT on April 25, 2012 to access the webcast of the Annual Meeting.

Can I access the notice of Annual Meeting, Proxy Statement and the 2011 Annual Report on Form 10-K on the Internet?

This proxy statement, the form of proxy card and the 2011 Annual Report on Form 10-K are available on our website www.energen.com under the heading “Investor Relations” and subheading “SEC Filings.” Securities and Exchange Commission (“SEC”) rules permit the Company to provide shareholders with proxy materials electronically instead of in paper form, even if they have not made an election to receive the material electronically. If we decide to take advantage of this electronic delivery alternative in the future, shareholders will receive a Notice of Internet Availability of Proxy Materials with instructions on how to access the material on the Internet.

ELECTION OF DIRECTORS

Our Board of Directors (or, the “Board”) has nominated four Directors for re-election. The Board is divided into three classes serving staggered three-year terms. The terms of four of the present Directors expire at this Annual Meeting: Jay Grinney, Judy M. Merritt, Stephen A. Snider, and Gary C. Youngblood. Dr. Merritt and Messrs. Snider and Youngblood have been nominated for re-election as Directors for terms expiring in 2015. Mr. Grinney has been nominated for re-election as a Director for a term expiring in 2013.

Our Board of Directors recommends that Judy M. Merritt, Stephen A. Snider, and Gary C. Youngblood be elected to serve in the class with terms expiring in 2015 and that Jay Grinney be elected to serve in the class with terms expiring in 2013. Each nominee has agreed to be named in this proxy statement and to serve if elected. We expect each nominee for election as a Director to be able to serve if elected. Biographical data on these nominees and the other members of the Board of Directors is presented below under the caption “Governance of the Company.”

Unless you otherwise direct on the proxy form, the proxy holders intend to vote your shares in favor of the above listed nominees. To be elected, a nominee must receive a majority of the votes cast at the Annual Meeting in person or by proxy. If one or more of the nominees becomes unavailable for election or service as a Director, the proxy holders may vote your shares for one or more substitutes designated by the Board of Directors.

GOVERNANCE OF THE COMPANY

The members of our Board of Directors, including the four nominees for re-election, are identified below.

NOMINEES FOR ELECTION OF DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2015

Name and Year First Became Director	Principal Occupation and Other Information
JUDY M. MERRITT Director since 1993

Dr. Merritt, 68, is President of Jefferson State Community College located in Birmingham, Alabama. Dr. Merritt was named President in 1979 and, with the exception of a four-year assignment at Florida International University in Miami, Florida from 1975 to 1979, has been associated with Jefferson State and its predecessor since 1965. Dr. Merritt has served in a number of community and civic leadership roles including Chairman of the Birmingham Chamber of Commerce and Executive Committee of the Public Affairs Research Council of Alabama. She is a graduate of the University of Alabama (B.S. secondary education, M.A. counseling and guidance and Ph.D. educational administration).

STEPHEN A. SNIDER Director since 2000

Mr. Snider, 64, retired in 2009 as Chief Executive Officer and director of Exterran Holdings, Inc., a global natural gas compression services company, and also retired as Chief Executive Officer and director for the general partner of Exterran Partners, LP., a domestic natural gas contract compression services business. Mr. Snider has over 30 years of experience in senior management of operating companies. He serves as a director of two other publicly traded companies — Dresser-Rand Group, Inc. and Thermon Group Holdings, Inc. He has within the past five years served as a director of Seahawk Drilling Incorporated and T-3 Energy Services, Inc. Mr. Snider is a graduate of the University of Detroit (B.S. civil engineering) and the University of Colorado at Denver (M.B.A.).

Name and Year First Became Director	Principal Occupation and Other Information
GARY C. YOUNGBLOOD Director since 2003

Mr. Youngblood, 68, retired in 2003 as President and Chief Operating Officer of Alabama Gas Corporation, a subsidiary of the Company. Mr. Youngblood was employed by Alabama Gas Corporation in various capacities for 34 years. He was elected its Executive Vice President in 1993, its Chief Operating Officer in 1995, and its President in 1997. Mr. Youngblood has served in a number of industry and civic leadership roles including Chairman of the Birmingham Chamber of Commerce, member of the Board of Directors of the Public Affairs Research Council of Alabama, President of the Alabama Natural Gas Association, President of the Southeast Gas Association, and member of the Leadership Council of the American Gas Association. He is a graduate of the University of Montevallo (B.S. business administration).

NOMINEE FOR ELECTION OF DIRECTOR FOR A ONE-YEAR TERM EXPIRING IN 2013

Name and Year First Became Director	Principal Occupation and Other Information
JAY GRINNEY Director since January 1, 2012

Mr. Grinney, 61, is President, Chief Executive Officer and a director of HealthSouth Corporation, the country’s largest owner and operator of inpatient rehabilitation hospitals. He was named to these positions in May 2004. Prior to joining HealthSouth, Mr. Grinney served in a number of senior management positions with HCA, Inc., or its predecessor companies, in particular, serving as president of HCA’s Eastern Group from May 1996 to May 2004, president of the Greater Houston Division from October 1993 to April 1996 and as chief operating officer of the Houston region from November 1992 to September 1993. Before joining HCA, Mr. Grinney held several executive positions during a nine-year career at the Methodist Hospital System in Houston, TX. Mr. Grinney has served in a number of community and civic leadership roles and presently serves on the boards of directors of the Public Affairs Research Council of Alabama, the Birmingham Civil Rights Institute and the Birmingham Business Alliance. He is a graduate of St. Olaf College (B.A. psychology), Washington University School of Medicine (M.H.A.), and Washington University Graduate School of Management (M.B.A.).

DIRECTORS WHOSE TERMS EXPIRE IN 2013

Name and Year First Became Director	Principal Occupation and Other Information
STEPHEN D. BAN Director since 1992

Dr. Ban, 71, retired in 2010 as the Director of the Technology Transfer Division of the Argonne National Laboratory, a Department of Energy center of science and engineering research providing solutions to energy, environmental and energy security problems. He had held this position since March 2002. He previously served as President and Chief Executive Officer of Gas Research Institute (GRI), a nonprofit cooperative research organization of the natural gas industry, headquartered in Chicago, where he had overall responsibility for GRI’s multifaceted research and development program in gas technology development, including research and development related to gas supply and end-use technologies. Dr. Ban serves as a director of UGI Corporation, a publicly traded Pennsylvania gas and electric utility and national marketer of liquid propane. He is also a director of Amerigas, Inc., which is a wholly owned subsidiary of UGI Corporation and the general partner of Amerigas Partners L.P., a publicly traded limited partnership. Dr. Ban serves as a peer reviewer on the U.S. Department of Energy’s Industrial Technology Review Panel. He is a graduate of Rose-Hulman Institute of Technology (B.S. M.E.) and Case Western University (Ph.D. engineering science).

JULIAN W. BANTON Director since 1997

Mr. Banton, 71, retired in 2003 as President and a director of SouthTrust Corporation and as Chairman of the Board and Chief Executive Officer of SouthTrust Bank. He joined SouthTrust in 1982, was named President in 1985 and in 1988 was named Chairman of the Board and Chief Executive Officer. Prior to joining SouthTrust, Mr. Banton was in charge of Corporate and International Banking for Signet Bank in Richmond, Virginia. Mr. Banton is also a past director of the Birmingham Branch of the Federal Reserve Bank of Atlanta. He is a graduate of Virginia Commonwealth University (B.S.) and the University of Richmond (M.B.A.).

T. MICHAEL GOODRICH Director since 2000

Mr. Goodrich, 66, retired in 2008 as Chairman of the Board and Chief Executive Officer of BE&K, Inc., a $2 billion per year international engineering and construction firm headquartered in Birmingham, Alabama. Upon retirement, Mr. Goodrich founded an investment and consulting company, Goodrich Management Co., Inc. He joined BE&K in 1972 as Assistant Secretary and General Counsel, was named President in 1989 and was named Chairman and Chief Executive Officer in 1995. Mr. Goodrich is active in a number of industry and civic organizations including the National Academy of Construction. In addition to Energen, Mr. Goodrich serves as a director of one other publicly traded company - Synovus Financial Corp. He is also a director of First Commercial Bank. Mr. Goodrich is a graduate of Tulane University (civil engineering) and the University of Alabama School of Law (J.D.).

DIRECTORS WHOSE TERMS EXPIRE IN 2014

Name and Year First Became Director	Principal Occupation and Other Information
KENNETH W. DEWEY Director since 2007

Mr. Dewey, 58, is a co-founder and board member of Caymus Capital Partners, a market-neutral energy equity fund manager. He also serves as a director of Impact Guidance Systems, Inc., a developer of downhole tools used by the oil and gas industry. Mr. Dewey was a co-founder of Randall & Dewey, a full-service transaction advisory firm specializing in oil and gas mergers, acquisitions and divestments. Randall & Dewey provided marketing, transaction, evaluation and research services for clients ranging from small, privately held firms to integrated energy companies and major oil companies. Mr. Dewey served as Randall & Dewey’s Chief Financial Officer from 1989 until his 2006 retirement following the firm’s 2005 acquisition by Jefferies & Company. From 1978 to 1989, Mr. Dewey held a variety of positions with Amoco Corporation and its subsidiaries. Mr. Dewey is a graduate of Stanford University (A.B. economics) and Wharton School, University of Pennsylvania (M.B.A.).

JAMES T. MCMANUS, II Director since 2006

Mr. McManus, 53, is Chairman of the Board, President and Chief Executive Officer of the Company. He has been employed by Energen Corporation and its subsidiaries in various capacities since 1986. He was elected Executive Vice President and Chief Operating Officer of Energen Resources Corporation in October 1995 and President of Energen Resources in April 1997. He was elected President and Chief Operating Officer of the Company effective January 1, 2006, Chief Executive Officer effective July 1, 2007, and Chairman of the Board effective January 1, 2008. Prior to joining the Company, Mr. McManus worked for PricewaterhouseCoopers. A certified public accountant, he is a graduate of the University of Alabama (B.S. accounting).

DAVID W. WILSON Director since 2004

Mr. Wilson, 68, is an independent energy consultant currently providing business advisory services and oversight with respect to exploration and production operations and natural gas marketing. From 1993 until his retirement in 2000, he led PricewaterhouseCooper’s Energy Strategic Advisory Services Group that provided a wide range of services including asset and company valuations, strategy development and reviews, investment management and energy trading and risk management. From 1985 through 1988 he was President of Gas Acquisition Services, a gas management consulting firm; from 1977 through 1985 he served as Vice President, Exploration and Corporate Development of Consolidated Oil and Gas; and from 1975 through 1977 he served as Manager, Diversification Programs for Williams Exploration. Prior to 1977 he held various positions in the oil and gas exploration and production industry. Mr. Wilson serves as a director of one other publicly traded company, Double Eagle Petroleum Co. Mr. Wilson is a graduate of Tulsa University (B.S. engineering mathematics).

Each of our Directors also serves as a Director of Alabama Gas Corporation (“Alagasco”) and Energen Resources Corporation (“Energen Resources”), our principal subsidiaries.

Our Governance and Nominations Committee considers the qualifications and backgrounds of each of our Directors when nominated for service on our Board of Directors, and believes that each Director named above possesses skills and qualifications which enhance the quality of the Board as a whole. With respect to the four nominees, we note that:

Mr. Snider’s experience as Chief Executive Officer of Exterran Holdings, Inc., a publicly traded global natural gas compression services company, together with his current service on the boards of two other publicly traded companies, provides the Energen Board with industry related and international business knowledge and experience, as well as senior executive and board governance knowledge and experience.

In addition to her executive and educational skills, through her many-year tenure as President of Jefferson State Community College, Dr. Merritt has developed and brings to our board in-depth knowledge of Alabama education, governmental and business institutions, which skills and knowledge strengthen our Board in its oversight of Alabama headquartered businesses that regularly interact with each of these constituencies.

Mr. Youngblood, retired President and Chief Executive Officer of Alabama Gas Corporation, brings to the Board detailed knowledge and experience of our utility operations customers and regulatory environment as well as knowledge of the natural gas distribution business in general.

As the current Chief Executive Officer of publicly traded HealthSouth Corporation, Mr. Grinney provides our Board with the executive, governance and business analysis perspectives of a sitting chief executive officer as well as knowledge of the healthcare industry, which is of growing importance to the Company as an energy provider to healthcare service providers and as a purchaser of employee healthcare.

Our nominees’ respective business backgrounds are discussed above in more detail.

Director Attendance

During 2011, the Board of Directors of the Company met 8 times. All of the Directors of the Company attended at least 75% of the aggregate meetings of the Board of Directors and the meetings of committees of the Board during the time periods such Directors were serving as members of such committees. We encourage and expect our Board members to attend our Annual Meeting absent extenuating circumstances, but we do not have a formal policy requiring attendance. All of our Board members, with the exception of Mr. Goodrich, attended our Annual Meeting held in 2011.

Committees of the Board of Directors

Our Board of Directors has standing Governance and Nominations, Audit, Officers Review, and Finance Committees. The current members of these Committees are as follows:

•	Governance and Nominations Committee — Stephen A. Snider (Chair), Stephen D. Ban, T. Michael Goodrich and Judy M. Merritt

•	Audit Committee — David W. Wilson (Chair), Julian W. Banton, Kenneth W. Dewey and Judy M. Merritt

•	Officers Review Committee — Julian W. Banton (Chair), T. Michael Goodrich and Stephen A. Snider

•	Finance Committee — Stephen D. Ban (Chair), Kenneth W. Dewey, David W. Wilson and Gary C. Youngblood

Effective April 1, 2012, Jay Grinney will join the Audit Committee, and Kenneth W. Dewey will join the Officers Review Committee and will leave the Audit Committee.

Governance and Nominations Committee.    The duties of the Governance and Nominations Committee are to review and advise the Board of Directors on general governance and structure issues, to review and recommend to the Board the term and tenure of Directors, to consider future Board members and recommend nominations to the Board, and to review and make recommendations to the Board regarding non-employee Director compensation. The charter of the Governance and Nominations Committee describes the duties and functions of the Governance and Nominations Committee in detail. The charter and the Company’s Corporate

Governance Guidelines are available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). During 2011, the Governance and Nominations Committee held three meetings. The Board of Directors has determined that each member of the Governance and Nominations Committee is “independent” as defined by the listing standards of the NYSE.

Audit Committee.    The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our financial statements, our legal and regulatory compliance and the performance of our internal and independent auditors. As part of its responsibilities, the Audit Committee is solely responsible for the appointment, compensation, retention, discharge and replacement of our independent auditors. The charter of the Audit Committee describes the duties and functions of the Audit Committee in detail, and is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). During 2011, the Audit Committee held five meetings. The Audit Committee Report is presented on page 16 of this proxy statement under the caption “2011 Audit Committee Report.”

The Board of Directors has determined that each member of the Audit Committee is “independent” within the meaning of applicable SEC regulations and NYSE listing standards and each member meets the financial literacy and accounting or financial management requirements of the NYSE listing standards. The Board has also determined that Mr. Wilson is an audit committee financial expert under the rules and regulations of the SEC.

Officers Review Committee.    Our Officers Review Committee (“ORC”) considers and makes recommendations to the Board of Directors with respect to executive succession and compensation paid to officers of the Company and its subsidiaries. The ORC also administers the Company’s executive compensation plans. The charter of the ORC describes the duties and functions of the ORC in detail, and is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). During 2011, the ORC held four meetings. The Report of the ORC is presented on page 28 of the proxy statement under the caption “Compensation Committee Report.” The Board of Directors has determined that each member of the ORC is “independent” as defined by the listing standards of the NYSE.

The ORC is responsible for overseeing and administering the Company’s executive compensation program. The ORC establishes the salaries and other compensation of the executive officers of the Company, including the Chairman and CEO, the CFO, and other executive officers named in the Summary Compensation Table. In setting salaries and granting other forms of compensation, the ORC receives and considers information and recommendations from the CEO and the Vice President of Human Resources. The ORC also reviews and considers reports and analysis provided by its executive compensation consultant, Pay Governance, LLC (“Pay Governance”). Pay Governance is engaged by the Company at the direction of the ORC. Management meets with Pay Governance representatives and participates in most meetings between Pay Governance and the ORC. Pay Governance provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and other assignments as requested by the ORC. For a more detailed description of the ORC’s authority and interaction with management and Pay Governance, see “Compensation Discussion & Analysis” beginning on page 19 of this proxy statement.

Finance Committee.    Our Finance Committee reviews and makes recommendations to the Board of Directors with respect to significant financing and acquisition activities. The Finance Committee charter describes the duties of the Finance Committee in detail, and is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). The Finance Committee held three meetings during 2011.

Availability of Corporate Governance Documents.    Shareholders may obtain copies of our Committee charters, Business Conduct Guidelines and Corporate Governance Guidelines from us without charge by requesting such documents in writing or by telephone at the following address or telephone number:

J. David Woodruff

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Phone: (205) 326-2700

Each of these documents is also available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com).

Independence Determinations

Our Board of Directors has adopted independence standards consistent with the listing standards adopted by the NYSE. A Director will be considered “independent” and found to have no material relationship with the Company if:

(1)	During the prior three years:

•	The Director has not been an employee of the Company or any of its subsidiaries;

•	No immediate family member of the Director has been an executive officer of the Company;

•

Neither the Director nor an immediate family member of the Director has received more than $120,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on future service);

•

Neither the Director nor an immediate family member of the Director has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•

The Director has not been an executive officer or employee, and no immediate family member of the Director has been an executive officer, of a company that made payments to or received payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues;

and

(2)	•	The Director is not a current partner or employee of a firm that is the Company’s internal or external auditor;

•	The Director does not have an immediate family member who is a current partner of such a firm;

•	The Director does not have an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; and

•	Neither the Director nor an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

In January 2012, the Board reviewed the independence of its members. Based on this review and the independence standards set forth above, the Board of Directors determined that none of the Director nominees and none of the current Directors, with the exception of Mr. McManus, have a material relationship with the Company other than in their capacities as members of the Board of Directors. Mr. McManus is considered an inside Director due to his current employment as Chief Executive Officer of the Company.

In evaluating the independence of the Directors, the Board considered the following relationships and found them to not be material to an assessment of Director independence.

Alabama Gas Corporation provides natural gas utility and related services to several Directors, including businesses for which Company Directors, or the spouses of Company Directors, serve as executive officers. These customers participate in the various gas service, transportation and marketing incentive programs available to their respective customer classes.

Although the Company does not have specific policies and procedures for the review, approval or ratification of Company transactions in which any Director, executive officer or other related person will have a direct or indirect material interest, the Company does have conflict of interest disclosure requirements in its Business Conduct Guidelines and its Corporate Governance Guidelines. The Business Conduct Guidelines require each officer, employee and Director to notify the Company if he/she or a close family member has a financial interest in a transaction involving the Company. The Corporate Governance Guidelines further provide that Directors are expected to disclose to the Board any potential conflicts of interest that they may have with respect to any matters under discussion and refrain from voting on such matters, if appropriate.

We rely on our Directors and executive officers to make advance disclosure to the Board of Directors of transactions with the Company in which a Director or an executive officer will have a direct or indirect interest. Our Board of Directors would then evaluate and determine whether to approve any such proposed transaction. Failure to disclose such a transaction to our Board of Directors in advance and to seek approval from our Board prior to engaging in such a transaction would constitute a violation of our Company’s Business Conduct Guidelines. Our Directors and executive officers also complete an annual questionnaire that identifies or confirms the absence of any direct or indirect participation in any transaction with the Company.

Board Leadership Structure and Role in Risk Oversight

The Chairman of the Company’s Board of Directors is Mr. McManus, who also serves as the Company’s Chief Executive Officer. This combined Chairman-CEO leadership role has been used by the Company for many years except during brief succession transition periods. The Company has also always had a majority independent Board membership. Mr. McManus is the only non-independent member of the Board. Under our Corporate Governance Guidelines, our Board designates a presiding Director for purposes of convening and chairing meetings of our non-management Directors. The role of presiding Director is currently filled by Mr. Banton. Based on many years of experience, the Board believes that this structure serves the Company well in providing effective and efficient leadership with active independent oversight.

The Board exercises its risk oversight role through Board and Committee meetings. As noted above, a majority of the Board members and all Committee members are independent. Risk oversight matters are discussed and reviewed in various ways: normal agenda items; presentations in response to Director requests; presentations initiated by management; and issues raised and discussed during the course of a meeting. During 2011 the Board developed a matrix identifying key risks and specifying full Board or specific Committee oversight responsibility. The Governance and Nominations Committee is charged with coordinating periodic review, update and assessment of the matrix.

Compensation Committee Interlocks and Insider Participation

None of the Directors serving on the ORC has served as an officer or employee of the Company or had a relationship (other than a utility customer relationship) with the Company that required consideration by our Board of Directors in connection with their review of independence.

Selection of Board Nominees

Our Governance and Nominations Committee identifies and evaluates Board candidates using one or more informal processes deemed appropriate for the circumstances. A determination of whether to pursue discussions with a particular individual is made after discussion by the Committee and may be preceded by formal or informal discussions involving one or all of the other Board members. Information considered by the Committee may include information provided by the candidate and one or more Committee or Board members. The Committee will also consider potential committee service by Board candidates at the time such candidates are evaluated for membership on the Board and, if the Board has vacancies on a particular committee or foresees such a vacancy, the Committee may be more likely to consider Board candidates with credentials and experience suitable for service on such committee. Board candidates are expected to possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They are also expected to have an inquisitive and objective perspective, practical wisdom, and good judgment. In addition to these fundamental characteristics, the Committee seeks to assemble and maintain a Board membership with a diverse portfolio of expertise, education, and experience conducive to generating multiple perspectives on the business, community, and strategic issues and opportunities encountered or anticipated by the Company and its operating subsidiaries. During 2011, Mr. McManus, our Chief Executive Officer, recommended to the Governance and Nominations Committee that it consider Jay Grinney as a potential Board candidate.

Members of the Committee met with Mr. Grinney and discussed his qualifications with the full Board before recommending his election to the Board. The Board acted on that recommendation and elected Mr. Grinney to the Board effective January 1, 2012. He is standing for re-election at the April 25, 2012 Annual Meeting.

Once appropriate candidates have been identified, the Committee recommends nominations to our Board and to the boards of our subsidiaries. Our Governance and Nominations Committee has not adopted a policy or procedure for the consideration of Director candidates recommended by shareholders. Our Board does not recall an instance in which a shareholder (other than a shareholder serving as an officer or Director) has recommended a Director candidate; however, as stated in prior years, the Governance and Nominations Committee will consider timely shareholder recommendations. For this Annual Meeting, the Governance and Nominations Committee did not receive any Director candidate recommendations from shareholders holding at least 5% of our common stock.

Communication with the Board of Directors

Based on past experience, we expect to receive and respond to shareholder communications in a variety of ways. Our Board does not want to limit this flexibility and has not implemented a defined process for shareholders to send communications to the Board. Any shareholder or other interested person wishing to communicate with a member of the Board may send correspondence to his or her attention at Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707. The names, titles and committee assignments of our officers and Directors, together with our mailing address and telephone number, can be found on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). Also under that subheading, page 16 of our Business Conduct Guidelines details the procedure adopted by our Audit Committee for the handling of inquiries and correspondence relating to errors, deficiencies and misrepresentations in accounting, internal control, and audit related matters. Such inquiries and correspondence are forwarded by our General Counsel to the Chairman of our Audit Committee.

Directors’ Compensation

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)	(e)	(f)	(g)(2)	(h)
Ban	75,000	75,486	—	—	—	877	151,363
Banton	91,500	75,486	—	—	—	—	166,986
Dewey	78,000	75,486	—	—	—	1,673	155,159
Goodrich	72,000	75,486	—	—	—	360	147,846
Grinney(3)	—	—	—	—	—	—	—
Merritt	75,000	75,486	—	—	—	—	150,486
Snider	75,000	75,486	—	—	—	758	151,244
Wilson	90,000	75,486	—	—	—	378	165,864
Youngblood	67,500	75,486	—	—	—	936	143,922

(1)	The Stock Awards in column (c) reflect the grant of 1,380 unrestricted shares under the Company’s Directors Stock Plan with a grant date value of $54.70 per share. There were no stock awards outstanding at year-end.

(2)	Column (g) reflects income tax reimbursements related to Company paid spousal travel expenses. The aggregate amount of perquisites and other personal benefits, or property, including Company paid spousal travel expenses was less than $10,000 for each Director.

(3)	Mr. Grinney joined the Board of Directors effective January 1, 2012.

The Governance and Nominations Committee charter provides that:

At such times as it determines appropriate or as requested by the Board, the Committee will review and make recommendations with respect to Director compensation. Such compensation is intended to be sufficient to attract and retain qualified candidates and may include a combination of cash and stock based compensation.

Management discusses Director compensation with the Governance and Nominations Committee, and makes recommendations on Director compensation that the Governance and Nominations Committee considers as part of its process in reviewing Director compensation. The 2011 Director monthly cash retainer fees and meeting fees were approved by the Board in December 2007 and have not increased since that time. The 2011 share awards were issued pursuant to the Amended and Restated Directors Stock Plan. The Governance and Nominations Committee targeted a grant of shares that would equal approximately $72,000 in value to each non-employee Director based on the January 2011 share price.

Monthly Cash Retainer Fees and Meeting Fees.    During 2011, non-employee Directors were paid a retainer of $51,000 per year. Non-employee Directors also received a fee of $1,500 for each Board meeting attended, and $1,500 for each committee meeting attended. The Governance and Nominations and Finance Committee Chairs received a retainer supplement of $3,000 per year, while the Chair of the Audit Committee received a supplement of $15,000 per year, and the Chair of the ORC received a supplement of $10,000 per year. Members of the Audit Committee other than the Chair received a retainer supplement of $3,000 per year. Our Presiding Director received a retainer supplement of $3,000 per year. No Director who is an employee of the Company is compensated for service as a member of the Board of Directors or any committee of the Board of Directors.

Share Awards and Deferred Compensation.    Adoption of the Amended and Restated Directors Stock Plan by our shareholders in April 2010 provided our Board with authority to make compensatory grants of stock, restricted stock and stock options to non-employee Directors at such times and in such amounts as the Board may determine. The plan also allows each non-employee Director to elect to have any part or all of the cash fees payable for services as a Director of the Company and its subsidiaries paid in shares of common stock. Awards under the Directors Stock Plan are in addition to the payment of monthly cash retainers and meeting fees.

The Governance and Nominations Committee administers the Amended and Restated Directors Stock Plan. Although the plan has no fixed duration, the Board of Directors or our shareholders may terminate the plan. Our Board of Directors also may amend the plan from time to time, but any amendment that materially increases the benefits accruing to participants, increases the number of shares of common stock that may be issued or materially modifies eligibility requirements would require the approval of our shareholders.

Under the Company’s 1997 Deferred Compensation Plan, members of the Board of Directors may elect to defer part or all of their Director compensation. The 1997 Deferred Compensation Plan is discussed below in greater detail under the caption “Compensation Discussion and Analysis-1997 Deferred Compensation Plan.”

Stock Ownership Guideline.    The stock ownership expectation of non-employee Directors is 5,000 shares including share equivalents under the 1997 Deferred Compensation Plan. New Directors are expected to reach this ownership target within five years of joining the Board of Directors.

Other.    Directors have family coverage under the Company’s membership in a medical emergency travel assistance program. The Company also reimburses Directors for travel, lodging, and related expenses incurred in attending Board and Committee meetings. These reimbursements include the expenses incurred by the Directors’ spouses in accompanying the Directors at the invitation of the Company, along with taxes related to such payments.

Code of Ethics

The Company has a code of ethics, titled Business Conduct Guidelines, that is applicable to all of the Company’s employees, including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to all of the Directors of the Company. The Business Conduct Guidelines are available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). We intend to post amendments to or waivers from the Business Conduct Guidelines that are applicable to the Company’s Directors, principal executive officer, principal financial officer and principal accounting officer at this location on our website.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has selected the accounting firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of the Company with respect to its operations for the year 2012. While shareholder ratification of the appointment is not required, the Audit Committee has determined to seek input from the shareholders as part of the selection process. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for a number of years. If the appointment of PricewaterhouseCoopers LLP is not ratified by the shareholders, the matter of the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee.

The firm of PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2011, and the Audit Committee plans to continue the services of this firm for the fiscal year ending December 31, 2012. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fee Disclosure

The following table presents fees billed or expected to be billed for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2011 and December 31, 2010, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2011	2010
(1) Audit fees	$1,522,000	$1,283,000
(2) Audit-related fees(a)	$137,000	$270,000
(3) Tax fees(b)	$70,000	$81,000
(4) All other fees	$—	$—

(a)	Includes fees for audits of certain of the Company’s employee benefit plans and review of the application of accounting standards.

(b)	Includes fees incurred in connection with the Company’s tax returns and review of certain tax issues.

Our Audit Committee approved, directly or through our pre-approval process, one hundred percent (100%) of the services provided by PricewaterhouseCoopers LLP during 2011, and concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

In April 2011, our Audit Committee pre-approved the engagement through June 30, 2012 of the independent auditors with respect to the following services: (i) services necessary to perform the audit or review of the Company’s financial statements; (ii) audit-related services such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and internal control reviews; and (iii) tax services including preparation and/or review of, and consultation and advice with respect to, tax returns and reports; claims for tax refund; tax payment planning services; tax implications of changes in accounting methods and applications for approval of such changes; tax basis studies; tax implications of mergers and acquisitions; tax issues relating to payroll; tax issues relating to employee benefit plans; requests for technical advice from tax authorities and tax audits and appeals (not including representation before a tax court, district court or federal court of claims or a comparable state or local court). In addition, the Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent auditors for services not covered by the above authority. All such pre-approvals must be reported to the Audit Committee at the next committee meeting.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

2011 AUDIT COMMITTEE REPORT

In compliance with the requirements of the NYSE, the Audit Committee has a formal written charter approved by the Board of Directors, a copy of which is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). In connection with the performance of its responsibility under its charter, the Audit Committee has:

•	Reviewed and discussed the audited financial statements of the Company with management;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);

•

Received from the independent auditors disclosures regarding the auditors’ independence required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors the auditors’ independence; and

•

Recommended, based on the review and discussion noted above, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The Audit Committee has also considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with maintaining their independence.

AUDIT COMMITTEE

David W. Wilson, Chair

Julian W. Banton

Kenneth W. Dewey

Judy M. Merritt

SHARE OWNERSHIP

Principal Holders

The only persons known by the Company to be beneficial owners of more than five percent (5%) of the Company’s common stock are the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Beneficially Owned(1)
BlackRock, Inc.(2)
40 East 52nd Street
New York, NY 10022	5,206,183	7.22%
JPMorgan Chase & Co.(3)
270 Park Avenue
New York, NY 10017	4,978,190	6.9%

(1)	Reflects shares reported on Schedule 13G as beneficially owned as of December 31, 2011.

(2)	In a Schedule 13G filed on February 13, 2012, BlackRock, Inc., together with certain affiliated entities (“BlackRock”), reported having sole power to vote 5,206,183 shares of common stock and sole power to dispose or direct the disposition of 5,206,183 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by BlackRock.

(3)	In a Schedule 13G filed on January 27, 2012, JPMorgan Chase & Co., together with certain affiliated entities (“JPMorgan”), reported having sole power to vote 4,290,023 shares of common stock, shared power to vote 253,197 shares of common stock, sole power to dispose or direct the disposition of 4,703,115 shares of common stock and shared power to dispose or direct the disposition of 259,475 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by JPMorgan.

Directors and Executive Officers

As of February 24, 2012, our Directors and executive officers beneficially owned shares of our common stock as described in the table below. Beneficial ownership includes shares that each person has the right to acquire within sixty (60) days of February 24, 2012. Except as we have noted below, each individual listed below has sole voting power and sole investment power with respect to shares they beneficially own. The final column indicates common stock share equivalents held under the Energen Corporation Deferred Compensation Plan as of February 24, 2012.

Name of Entity, Individual or Persons in Group	Number of Shares Beneficially Owned (1)(2)	Percent of Class Beneficially Owned(2)	Share Equivalents Under Deferred Plan(3)
Stephen D. Ban	27,154	*	—
Julian W. Banton	27,102	*	—
Kenneth W. Dewey	15,000	*	12,651
T. Michael Goodrich	12,310	*	25,337
Jay Grinney	2,500	*	119
James T. McManus, II	389,355	*	2,484
Judy M. Merritt	20,813	*	4,356
Charles W. Porter, Jr.	102,308	*	457
Dudley C. Reynolds	148,038	*	15,142
John S. Richardson	149,726	*	5,268
Stephen A. Snider	10,999	*	17,444
David W. Wilson	8,079	*	4,356
J. David Woodruff	184,124	*	397
Gary C. Youngblood	52,240	*	14,972
All Directors and executive officers (15 persons)	1,158,550	1.61%	103,030

*	Less than one percent.

(1)	The shares of common stock shown above include shares owned by spouses and children, as well as shares held in trust. The shares of common stock shown above for Messrs. McManus, Porter, Reynolds, Richardson, Woodruff and the executive officers of the Company include shares that are held for their respective accounts under the Energen Corporation Employee Savings Plan. The Plan is a qualified voluntary contributory retirement plan, with an employee stock ownership feature. The Plan’s trustee must vote the shares held by the Plan in accordance with individual participant instructions. Messrs. McManus, Porter, Reynolds, Richardson, Woodruff and all Directors and executive officers as a group hold presently exercisable options to acquire 270,660, 82,720, 41,088, 103,367, 85,407, and 590,675 shares of common stock, respectively, which amounts are included in the above table.

(2)	The number and percentage of common stock beneficially owned does not include shares of common stock credited to Company Stock Accounts under the Energen Corporation Deferred Compensation Plan.

(3)	Represents shares of common stock credited to Company Stock Accounts under the Energen Corporation Deferred Compensation Plan. The value of Company Stock Accounts tracks the performance of the common stock, with reinvestment of dividends. The Company Stock Accounts have no voting rights.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview.    The following discussion details how the Officers Review Committee (“ORC”) of the Board of Directors of the Company determines compensation for the Company’s Chairman and CEO, the CFO, and the other executive officers named in the Summary Compensation Table (sometimes referred to as the “named executive officers”). The Company’s approach to executive compensation is guided by the following principles:

•	attract and retain highly qualified executives;

•	link a substantial portion of individual compensation to corporate and business unit performance; and

•	align the interests of executives with the long-term interests of shareholders.

The ORC attempts to structure compensation packages for the named executive officers such that at target performance a majority of an officer’s compensation is represented by incentive compensation, and a majority of total incentive compensation is represented by long-term incentive compensation. The ORC utilizes competitive data provided by the Company’s compensation consultant, input from the Chief Executive Officer regarding the named executive officers other than himself, and consideration of internal equity to set total compensation ranges for each job classification and allocate compensation among salary, annual incentives and long-term incentives. The combination of salary, short-term incentive and long-term incentives is intended to compensate Company executives at approximately the 50th percentile of the market when the Company performs at a target level, to provide additional compensation for superior Company performance, and less compensation for Company performance that is below target.

Company Performance.    During 2011, the Company and each of its operating subsidiaries exceeded their respective net income performance targets. The Company’s 2011 net income totaled $260 million, or $3.59 per diluted share, including non-cash mark-to-market losses on certain future-year financial commodity contracts of $23 million after tax, or 32 cents per diluted share. Due to falling natural gas prices, a decline from prior year net income of $291 million, or $4.04 per diluted share, was expected. Net income adjusted to remove the impact of the non-cash mark-to-market item (a non-GAAP measure) totaled $283 million, or $3.91 per diluted share, in 2011. (See “Non-GAAP Financial Measures” on Appendix B for explanation and reconciliation). Similarly, Energen Resources’ 2011 net income of $213 million reflected the $23 million non-cash mark-to-market losses; earnings, as expected, primarily due to falling natural gas prices, declined from prior year net income of $245 million. Alabama Gas generated 2011 net income of $46.6 million as compared to earnings of $46.9 million in 2010.

Other 2011 highlights included record oil and gas production of 20.4 million barrels of oil equivalents (MMBOE), record year-end proved reserves of 343 MMBOE, including 45 MMBOE of additions resulting from proving up probable and possible reserves, four significant Permian Basin acquisitions, and our twenty-ninth consecutive annual dividend increase.

Base Salary.    The ORC’s objective of targeting compensation for named executive officers at the 50th percentile of the market when the Company performs at a target level translates into salary ranges for job classifications intended to approximate the median salaries for those positions in competitive companies. When making salary adjustments within the target ranges, the ORC considers competitive salary data, recommendations from the CEO and the Vice President of Human Resources, internal comparability considerations and the executive’s years of experience.

Annual Cash Incentives and Company Performance.    Payment of annual cash incentive compensation is directly linked to the annual performance of the Company and its subsidiaries through threshold, target and maximum performance factors established by the ORC at the beginning of each year.

For 2011, the overall performances of Energen, Energen Resources, and Alagasco were above target. As a result, Energen’s CEO, CFO and General Counsel, Energen Resources’ COO and Alagasco’s COO received above-target annual cash incentives for 2011 (a table of performance criteria and actual results appears on page 24). As discussed below under “Annual Cash Incentives” on page 22, measurement of income performance excluded the impact of non-cash mark-to-market items.

Long-Term Equity Compensation.    While the Stock Incentive Plan provides for a variety of different types of awards, the ORC utilizes stock options with ratable three-year vesting as the primary vehicle for delivering long-term incentives. The ORC has not placed performance conditions, other than employment vesting periods, on grants of stock options as it believes that the option itself is performance-based and directly links officer compensation with shareholder value.

Administration of Executive Compensation

The ORC oversees and administers the Company’s executive compensation program. It establishes the salaries and other compensation of the executive officers of the Company, including the named executive officers. Each member of the ORC is an independent Director.

Compensation Philosophy

The Company’s executive compensation program is designed to serve the Company and its shareholders by aligning executive compensation with shareholder interests and by encouraging and rewarding management initiatives that will benefit the Company and its shareholders, customers, and employees over the long-term. Specifically, the executive compensation program seeks to:

•	attract and retain highly qualified executives;

•	link a substantial portion of individual compensation to corporate and business unit performance; and

•	align the interests of executives with the long-term interests of shareholders.

The Company’s executive compensation program includes base salary, annual cash incentive awards, long-term equity based incentive opportunities, retirement benefits and change in control related severance compensation. The ORC believes that each of these components is a factor in the attraction, retention and motivation of qualified executives. The annual cash and long-term equity incentives link each executive’s compensation to corporate performance, with the annual cash incentives keyed to short-term financial and operational objectives and the long-term equity incentives providing alignment with shareholder returns.

The combination of salary, short-term cash and long-term equity incentives is intended to compensate Company executives at approximately the 50th percentile of the market when the Company performs at a target level, to provide additional compensation for superior Company performance, and less compensation for below target Company performance. The ORC considers compensation that approximates the market 50th percentile to be a competitive level of compensation. Target performance represents the performance expectations of the ORC as measured by the performance metrics set by the ORC for the Annual Incentive Compensation Plan. The allocation between the various elements of the compensation package is intended to emphasize incentive compensation while remaining in line with market allocations for similar positions in comparable companies. At target performance levels, a majority of the compensation package is represented by incentive compensation and a majority of the incentive compensation is represented by long-term equity incentive compensation. The allocation to incentive compensation increases with position seniority.

In evaluating compensation, the ORC receives and considers information and recommendations from the CEO and the Vice President — Human Resources. On an annual basis the ORC meets with the CEO to discuss his performance and the CEO provides the ORC with his evaluation of the performance of the other executive officers in connection with the annual compensation review of those officers.

Compensation Consultant

The ORC also reviews and considers reports and analysis provided by its executive compensation consultant, Pay Governance. Pay Governance is engaged by the Company at the direction of the ORC. Management meets with Pay Governance representatives and participates in most meetings between Pay Governance and the ORC.

Pay Governance provides competitive assessments of the Company’s executive compensation levels and practices relative to relevant executive labor markets and other assignments as requested by the ORC. Specifically, during 2011, Pay Governance assisted the ORC and the Company in the following areas:

•	Providing information on general trends in executive compensation.

•	Providing competitive compensation analyses of the company’s executive positions.

•	Preparing estimates of the benefits to be received by each named executive officer in the event of a change-in-control.

Pay Governance does not make specific recommendations on individual pay levels, but rather provides competitive data for review and use by the ORC and Company. The ORC uses the Pay Governance-provided data and analysis for general reference purposes. The Company’s CEO and Vice President — Human Resources play a significant role in providing input and recommendations to the ORC in evaluating and discussing data and analysis prepared by Pay Governance.

Each year, the ORC examines the competitive salary data provided by Pay Governance to determine base salary ranges for the job classifications of the Company’s executive officers, including the named executive officers. The ORC also reviews the market data provided by Pay Governance to assess the total compensation levels that would place Company executives at approximately the 50th percentile of the market, assuming the Company meets target performance objectives. In accordance with their practice in prior years, the ORC reviewed compensation data and analysis provided by Pay Governance in preparation for the 2011 compensation review. The information provided by Pay Governance utilized compensation data and analysis from five reference points: (1) Custom Peer Group — 27 companies representing a mix of oil and gas, diversified companies with regulated gas operations, and pure-play gas utility companies selected to approximate Energen’s current business mix; (2) Oil & Gas — 20 companies from Towers Watson’s 2011 Executive Compensation data base; (3) Energy Sector — 81 companies from Mercer’s 2011 Energy Sector Total Compensation Survey; (4) Utility Industry — 62 utility focused companies from Towers Watson’s Energy Services data base; and (5) Broader General Industry — general industry data from the 2011 Towers Watson Executive Compensation data base. Companies included in the Custom Peer Group data base, Utility Industry data base, Oil & Gas data base, and the Energy Sector data base are listed on Appendix A. The ORC has not requested a listing of the companies in the Towers Watson Executive Compensation data base that includes over 800 companies.

Ownership Guidelines

The Company has the following suggested stock ownership guidelines for officers: CEO and Chairman (McManus) — 5 times base salary; CFO (Porter), COOs (Richardson and Reynolds) and General Counsel (Woodruff) — 3 times base salary. The Company’s other officers have ownership guidelines of 1 or 2 times base salary depending on position. For purposes of the guidelines, stock ownership includes (1) shares owned directly by the executive and immediate family members, (2) share holdings in the Company’s 401(k) plan, (3) deferred compensation shares and (4) unvested restricted stock. As of December 31, 2011, each of our named executive officers, except for Mr. Porter, maintained ownership exceeding those suggested levels. Mr. Porter’s ownership equaled 2.8 times base salary as of December 31, 2011. The guidelines have not been a factor in the ORC’s recent compensation decisions.

2011 Company Performance

As detailed below, for 2011, Energen and each of its operating subsidiaries exceeded their respective net income performance targets. Energen’s 2011 net income totaled $260 million, or $3.59 per diluted share, including non-cash mark-to-market losses on certain future year financial commodity contracts of $23 million after tax, or 32 cents per diluted share. Due to falling natural gas prices, a decline from prior year net income of $291 million, or $4.04 per diluted share was expected. Net income adjusted to remove the impact of the non-cash mark-to-market item (a non-GAAP measure) totaled $283 million, or $3.91 per diluted share, in 2011. (See “Non-GAAP Financial Measures” on Appendix B for explanation and reconciliation). Similarly, Energen Resources’ 2011 net income of $213 million reflected the $23 million after tax non-cash mark-to-market losses; earnings, as expected, primarily due to falling natural gas prices, declined from prior year net income of $245 million. Alabama Gas generated 2011 net income of $46.6 million as compared to earnings of $46.9 million in 2010. As discussed below under Annual Cash Incentives, income performance measurement excluded the impact of non-cash mark-to-market items.

In addition to exceeding net income performance targets, during 2011, the Company achieved record oil and gas production volume (8.5% increase over prior year) and end of year reserves (13% increase over prior year), acquired four significant oil properties in the Permian Basin and declared its twenty-ninth consecutive annual dividend increase.

Base Salary

As discussed above, the ORC attempts to provide competitive salaries. In setting 2011 salaries, the ORC reviewed competitive salary data for each position. Competitive salary data was intended to approximate the median salary of similar positions with comparable companies. In approving salary adjustments, the ORC considered the competitive salary data, recommendations from the CEO and the Vice President of Human Resources, internal comparability considerations and the executive’s years of experience.

The differences in amounts of compensation awarded to the named executive officers reflect differences in the competitive market data for the positions held by the executives as well as internal comparability. From an internal comparability perspective, Mr. McManus holds the position with the greatest corporate responsibility, thus resulting in greater compensation as compared to the other named executive officers. Each of the named executive officers has many years of service with the Company.

Annual Cash Incentives

Annual Incentive Compensation.    In order to link compensation to the Company’s annual objectives, officers are eligible each year for cash incentive awards under the Annual Incentive Compensation Plan. Awards are based upon attaining performance objectives approved by the ORC. Objectives are established at the corporate level for Energen and at the subsidiary level for Energen Resources and Alagasco. Assuming the performance objectives are met, the incentive award is based upon a percentage of the salary earned by the participant during the performance year. The ORC authorizes target awards and performance objectives for each performance period.

As discussed in the Company’s Current Report on Form 8-K filed September 9, 2011, consolidated earnings per share and subsidiary net incomes were components of the fiscal year 2011 performance objectives for the Annual Incentive Compensation Plan (“AICP”). When the ORC set these objectives at the beginning of the Plan year, the ORC did not anticipate that the Company might enter into derivative transactions extending beyond December 31, 2011, unless such transactions qualified for cash flow hedge accounting. At the Board of Directors’ direction, during the third quarter of 2011 the Company began to enter into derivative transactions extending beyond December 31, 2011 that did not qualify for cash flow hedge accounting (“Mark-to-Market Transactions”). This was a change from prior practice. Mark-to-Market Transactions are recorded at fair value with unrealized market gains or losses recognized in operating revenues during each reporting period.

In connection with the Board of Directors’ authorization of Mark-to-Market Transactions, the ORC stated its intent that Mark-to-Market Transaction gains or losses not impact the payment of 2011 incentives. The ORC and the Board of Directors implemented an incremental performance-based incentive plan to address the issue. In the event that Mark-to-Market Transactions resulted in net gains for 2011, such gains would be excluded from the calculation of earnings per share and net income in measuring the attainment of 2011 performance objectives under the Annual Incentive Compensation Plan. In the event that Mark-to-Market Transactions resulted in net losses for 2011, incremental incentives would be earned such that the sum of a participant’s Annual Incentive Compensation Plan incentive plus such participant’s incremental incentive would equal the award that would have been paid under the Annual Incentive Compensation Plan if there had been no 2011 Mark-to-Market Transactions.

For 2011, the Company’s net income totaled $260 million, or $3.59 per diluted share, including non-cash mark-to-market losses of $23 million after tax, or 32 cents per diluted share. Excluding this non-cash item, adjusted net income (a non-GAAP measure) totaled $283 million, or $3.91 per diluted share, in 2011. Similarly, Energen Resources’ 2011 net income of $213 million reflected the $23 million after tax non-cash mark-to-market losses; excluding this non-cash item, Energen Resources’ adjusted net income was $236 million. (See “Non-GAAP Financial Measures” on Appendix B for explanation and reconciliation.) The ORC calculated total incentives based on the adjusted incomes and incremental incentives together with incentives payable under the Annual Incentive Compensation Plan equaled the incentives that would have been payable under the Annual Incentive Compensation Plan if the Company had not entered into Mark-to-Market Transactions. The following tables reflect the adjusted calculations. Incremental incentives represent 26% of the total annual incentives paid to Messrs. McManus, Porter, Richardson, and Woodruff, and 8% of the annual incentive paid to Mr. Reynolds.

For 2011, earned annual cash incentives were calculated by applying Company and business unit performance factors to target incentive opportunities. The target incentive opportunities are set each year as a percentage of base salaries. For 2011, Mr. McManus had an incentive opportunity target of 100% of base salary; Mr. Porter, 60%; Mr. Richardson, 70%; and Mr. Reynolds and Mr. Woodruff, 45%.

The applicable portions of target incentive opportunities subject to Company and business unit performance factors were as follows:

	Energen	Energen Resources	Alagasco
McManus	80%	10%	10%
Porter	80%	10%	10%
Richardson	25%	75%	—
Reynolds	25%	—	75%
Woodruff	80%	10%	10%

The Energen, Energen Resources and Alagasco performance factors as well as actual 2011 results were as follows:

	Performance Factor
	Threshold	Target	Maximum	2011 Actual
Energen	0.50	1.00	2.00	1.340
Energen Resources	0.50	1.00	2.00	1.240
Alabama Gas	0.75	1.00	1.25	1.108

If Energen had failed to meet threshold performance, no incentives would have been paid. If Energen Resources or Alagasco had failed to meet net income threshold performance, then no incentive would have been paid for that portion of the incentive opportunity applicable to its respective performance.

The performance criteria and 2011 actual results were as follows:

	Threshold	Target	Maximum	2011 Result	2011 Score	Weight
Energen
Earnings per share	$2.93	$3.66	$4.39	$3.91	1.34	100%
Energen Resources
Net Income(1)	$170	$219	$270	$236	1.33	80%
Total Production (excluding acquisitions and divestitures) MBOE	20	20.6	21	20.4	0.83	10%
Operating Cost per BOE	$10.38	$9.78	$9.18	$9.88	0.92	10%
Total Weighted Score					1.240
Alagasco
Net Income(1)	$41.50	$45.80	$46.90	$46.6	1.18	75%
Growth measured by active customer count	429,400	433,700	438,000	425,711	0.75	10%
Growth measured by core market Conversions	500	700	900	1,206	1.25	5%
Customer Service: Call Center Answer Rates (within 60 seconds)	75%	80%	85%	76%	.76	5%
Customer Service: APSC complaints	250	200	150	216	.92	5%
Total Weighted Score					1.108

(1)	Dollars in millions.

Based on the performance criteria and the 2011 results detailed above, the named executive officers received incentive payments in January 2012 as reflected in the table below (also reflected in the column (g) 2011 disclosure in the Summary Compensation Table). The table also reflects the amounts that would have been paid to each named executive officer at target performance.

Named Executive Officer	Target Incentive Compensation ($)	Actual Incentive Compensation ($)
McManus	730,000	953,964
Porter	216,000	282,269
Richardson	273,000	345,345
Reynolds	148,500	173,151
Woodruff	146,250	191,120

Discretionary Authority Applicable to Cash Incentive Awards.    The Annual Incentive Compensation Plan provides the ORC with the discretion to decrease, but not increase, an earned incentive by up to 25%. This allows the ORC to reduce an individual payout for any reason including poor individual performance. The ORC’s negative discretion does not apply to plans other than the Annual Incentive Compensation Plan. Such discretion was not utilized with respect to 2011 payments.

In addition to performance-based awards, the Board of Directors has the inherent authority, in its absolute discretion, to award cash bonuses to such employees and in such amounts as it determines. Such discretion has not been exercised in recent years.

Long-Term Equity Incentive Compensation

Stock Incentive Plan.    The Stock Plan is intended to provide officer compensation aligned with long-term company performance and increases in shareholder value. It provides for the grant of stock options, restricted stock and performance shares. The ORC normally makes awards in January, although it retains the authority to make awards at other times of the year. Equity grants for 2011 are reflected in the table under “Executive Compensation — Grants of Plan-Based Awards.”

Stock Options.    The ORC uses stock options as the primary vehicle for delivering long-term incentives. The stock option provisions of the Stock Plan provide for the grant of non-qualified stock options and stock appreciation rights or a combination thereof to officers and key employees, all as determined by the ORC. The Company’s stock options typically vest ratably over three years and expire after 10 years. The ORC has not placed performance conditions, other than employment vesting periods, on grants of stock options as it believes that the option itself is performance-based. The ORC has not utilized the stock appreciation right feature in recent years.

Restricted Stock.    The Stock Plan also provides for the grant of restricted stock. No shares of restricted stock may be sold or pledged until the restrictions on such shares have lapsed or have been removed. The ORC establishes as to each award of restricted stock the terms and conditions upon which the restrictions shall lapse, which terms and conditions may include a required period of service or individual or corporate performance conditions. The ORC has made no restricted stock grants since 2009.

Performance Shares.    A performance share is the value equivalent of one share of our common stock. An award of performance shares becomes payable if the ORC determines that all conditions of payment have been satisfied at the end of the applicable award period. There are no outstanding performance share grants.

Discretionary Authority Applicable to Equity Incentive Awards.    Under the Stock Plan, the ORC has the discretion to accelerate the vesting of stock options and restricted stock and may also exercise discretion to allow a terminating employee to remain eligible for payout of previously granted performance shares. Such discretion has not been exercised in recent years.

1997 Deferred Compensation Plan.    The Company also provides a program that allows our Directors and officers to defer receipt of compensation. Amounts deferred by a participant under the Deferred Compensation Plan are credited to one of two separate accounts maintained for a participant, a Company stock account or an investment account. The value of a participant’s Company stock account tracks the performance of our common stock, including reinvestment of dividends. At distribution, the participant’s Company stock account is payable in the form of shares of Company common stock. The value of a participant’s investment account tracks the performance of selected mutual funds offered by The Vanguard Group, Inc. At distribution, the participant’s investment account is payable in cash. The Deferred Compensation Plan is primarily designed as a financial planning and savings tool for participants. It does, however, include a Company contribution provision for officers that mirrors the Company match and supplemental contribution provisions of the Company’s generally available Employee Savings Plan. The Company has established trusts and has funded the trusts, and presently plans to continue funding the trusts, in a manner that generally tracks participants’ accounts under the Deferred Compensation Plan. Although there is generally no requirement that the trusts be so funded or invested, if a change in control of the Company occurs, the trusts must be funded in an amount equal to the aggregate value of the participants’ accounts at the time of the change of control. While intended for payment of benefits under the Deferred Compensation Plan, the trusts’ assets remain subject to the claims of our creditors.

Retirement Income Plan and Retirement Supplement Agreements

The Energen Corporation Retirement Income Plan, a defined benefit plan, covers our officers along with substantially all of our salaried employees and members of two of our three bargaining units. Our officers receive benefits under the plan based on years of service at retirement and on “Final Earnings,” the average base compensation for the highest 60 consecutive months out of the final 120 months of employment. (Average base compensation includes base salary only, and does not include bonus payments, payments in the form of contributions to other benefit plans or any other form of payment such as annual or long-term incentives.)

Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continuing for life, subject to an annual cost-of-living increase of up to three percent. Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”), imposes limits on benefits payable to an employee under the plan.

We have entered into Executive Retirement Supplement Agreements (“Supplemental Agreements”) with certain officers, including each of the named executive officers. Each Supplemental Agreement provides that the employee will receive a supplemental retirement benefit equal to the difference between 60% of the employee’s monthly compensation and the employee’s monthly retirement benefit under the Retirement Income Plan (including social security benefit). An officer’s compensation will be determined based on a formula taking into account the average of the highest 36 consecutive months of base salary during the five years prior to retirement plus the average of the three highest annual incentive awards for the ten full fiscal years prior to the earlier of (1) retirement or (2) the officer’s 61st birthday.

Each of our named executive officers has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and the Supplemental Agreements, and the benefits do not increase or accelerate upon a change in control. Both the Retirement Income Plan and the Supplemental Agreements provide annuity and lump sum payment options. The benefits accumulated as of December 31, 2011 under the Retirement Income Plan and the Supplemental Agreements for each of the Company’s named executive officers are reflected in the table under “Executive Compensation — Pension Benefits in 2011.”

Severance Compensation Agreements and Change in Control

We have entered into Severance Compensation Agreements with certain officers and key employees including Messrs. McManus, Porter, Richardson, Reynolds, and Woodruff. We designed these agreements to retain the executives and provide continuity of management in the event of any actual or threatened change in control of the Company. The agreements are “double-trigger” agreements meaning that benefits are payable only if a change in control occurs and the executive’s employment is terminated or constructively terminated. Each agreement provides that if, during a base period following the occurrence of a change in control of the Company, the employee’s employment is terminated in a qualified termination, then we will pay the employee an amount equal to a percentage of the employee’s (a) annual base salary in effect immediately prior to the change in control, plus (b) the employee’s highest annual cash bonus compensation for the three fiscal years immediately prior to the fiscal year during which the change in control occurs.

Our Severance Compensation Agreements define a “change in control” as any of the following events:

•	any “person”, as defined in the Exchange Act, acquires 25 percent or more of our voting securities;

•	a majority of our Directors are replaced in certain circumstances, including:

•	a majority of such Directors are replaced such that a majority of our current Directors does not approve their election or nomination for election; or

•	Directors are replaced by an individual or individuals whose initial assumption of office occurs as a result of an actual or threatened election contest;

•	consummation of certain mergers, or a liquidation or sale of our assets; or

•	any other transaction or series of transactions designated as a change-in-control event by resolution of our Board of Directors.

In addition, transactions involving the transfer of 80 percent or more of the voting securities or substantially all the assets of a subsidiary would constitute a change in control for the officers of that subsidiary. If the subsidiary is the Company’s largest subsidiary (currently Energen Resources), then such a transaction is also a change in control for the officers of Energen Corporation.

For purposes of the Severance Compensation Agreements, (1) the term “qualified termination” means a termination (a) by the Company other than for cause, (b) by the employee for good reason or (c) by written agreement to such effect between the employee and the Company, (2) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (3) the term “good reason” generally means a material reduction in the position, duties, responsibilities, status or benefits of the employee’s job.

Continuity of management and retention during transition periods is encouraged by providing severance benefits in the event of loss of employment following a change in control. The percentage payable and base period varies by executive and ranges from 100% with a one-year base period to 300% with a three-year base period. The 100%, 200% and 300% multiples reflect consideration of the executive’s level of corporate responsibility, specialized skills, and availability of other job opportunities. A higher multiple reflects a higher importance of retention. Thus, officers with higher levels of corporate responsibility or specialized skill or knowledge have higher multiples. Officers who, due to senior responsibilities or specialized skills, may have fewer alternative employment opportunities also have higher multiples to provide compensation during a longer job search. All named executive officers have a 300% multiple and base period. The Severance Compensation Agreements also provide the continuance of certain insurance and other employee benefits for a period of twenty-four months following any such termination of employment. Agreements entered into in 2007 and earlier, which include the agreements with Messrs. McManus, Porter, Richardson, Reynolds and Woodruff, include a tax gross up provision that provides that if the executive receives compensation that would be subject to the tax imposed by Section 4999 of the Code, the executive shall be entitled to receive an additional payment in an amount necessary to put the executive in the same after-tax position as if such tax had not been imposed unless the tax would not apply if the payments under the Severance Compensation Agreement were reduced by up to 10% of the amount subject to the tax, in which case such a reduction is made. The only new Severance Compensation Agreement that has been entered into since 2007 does not include a tax gross up provision and the ORC does not expect to include such a provision in future agreements.

The Company’s Stock Incentive Plan includes change in control provisions applicable to awards granted in 2009 and earlier. In most instances of a change in control, in the case of these older awards, unvested stock options vest and restrictions on restricted shares lapse. The change in control provisions are not applicable to awards granted in 2010 and later.

For a description of the potential benefits payable to the Company’s named executive officers upon a termination or change in control effective as of December 31, 2011, refer to the discussion and tabular disclosure included under “Executive Compensation — Potential Payments Upon Termination or Change in Control” on page 33.

Changes for 2012; Results of 2011 Advisory Vote on Executive Compensation

For 2012, the basic structure of the Company’s executive compensation program remains unchanged. The ORC has established threshold, target and maximum performance factors for potential awards under the Annual Incentive Compensation Plan that are consistent with the Company’s compensation philosophy and goals. Effective January 1, 2012, Mr. McManus’s salary was increased to $775,000 reflecting a market adjustment consistent with the policies discussed above. Mr. McManus has served as the Company’s President and Chief Executive Officer since July 2007.

At the 2011 Annual Meeting, the Advisory Vote on Executive Compensation generated 94% of votes cast in favor of the Company’s executive compensation. Shareholders also voted overwhelmingly in favor of the Board’s recommendation for a once a year frequency for future advisory votes. As part of its 2012 executive compensation discussions, the ORC reviewed the advisory vote result and considered it to be supportive of the Company’s compensation practices.

COMPENSATION COMMITTEE REPORT

The Officers Review Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

OFFICERS REVIEW COMMITTEE:

Julian W. Banton, Chair

T. Michael Goodrich

Stephen A. Snider

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our named executive officers for each fiscal year noted in the table, for services rendered to us. For a more complete discussion of the elements of compensation included in this table, please refer to the discussion reflected in “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation Earnings ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
McManus, II, James T. Chairman and Chief Executive Officer	2011	730,000	—	—	1,919,766	953,964	1,089,822	55,197	4,748,749
	2010	693,000	—	—	1,318,736	576,507	1,500,031	55,328	4,143,602
	2009	630,000	—	—	1,355,175	751,338	1,813,473	49,442	4,599,428

Porter, Jr., Charles W.	2011	360,000	—	—	473,369	282,269	417,110	28,914	1,561,662
Vice President, Chief Financial Officer and Treasurer	2010	342,000	—	—	406,670	142,255	433,532	27,499	1,351,956
	2009	310,000	—	—	399,125	184,853	530,548	26,015	1,450,541

Richardson, John S.	2011	390,000	—	—	615,379	345,345	551,865	30,549	1,933,138
President of Energen Resources Corporation	2010	372,000	—	—	530,927	222,251	707,575	27,164	1,859,917
	2009	340,000	—	—	541,350	294,763	822,796	27,529	2,026,438

Reynolds, Dudley C.	2011	330,000	—	—	242,992	173,151	519,231	33,126	1,298,500
President of Alabama Gas Corporation	2010	327,000	—	—	217,799	161,240	590,830	32,692	1,329,561
	2009	324,000	—	—	300,820	177,293	406,573	34,406	1,243,092

Woodruff, J. David	2011	325,000	—	—	290,604	191,120	511,145	31,714	1,349,583
General Counsel and Secretary	2010	315,000	—	—	254,758	117,922	469,060	24,201	1,180,941
	2009	304,000	—	—	281,862	163,148	568,195	25,123	1,342,328

(1)	The amounts in columns (e) and (f) reflect grant date fair value. The valuation assumptions are discussed in Note 6 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	The amounts in column (g) reflect annual cash incentive compensation payouts as discussed on pages 22-24 of this proxy statement.

(3)	The amounts in column (h) reflect increase in pension value.

(4)	The amounts reported in column (i) for 2011 reflect the Company’s contributions to defined contribution plans, MedJet insurance, dinner club memberships, life insurance premiums, financial planning, spousal travel, and tax reimbursements related to spousal travel.

	Defined Contributions ($)	Spousal Travel Tax Reimbursement ($)
McManus	47,308	1,332
Porter	23,331	695
Richardson	25,281	958
Reynolds	28,036	622
Woodruff	27,579	505

Grants of Plan-Based Awards

The following table sets forth information with respect to annual cash incentives and long-term equity incentives to our named executive officers. For a more complete discussion of the awards, please refer to the discussion of these incentives contained in “Compensation Discussion and Analysis,” beginning on page 19 of this proxy statement.

Name	Grant Date	Meeting Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
McManus	1/26/11	1/25/11	383,250	730,000	1,405,250					97,698	54.99	1,919,766
Porter	1/26/11	1/25/11	113,400	216,000	415,800					24,090	54.99	473,369
Richardson	1/26/11	1/25/11	136,500	273,000	546,000					31,317	54.99	615,379
Reynolds	1/26/11	1/25/11	102,094	148,500	213,469					12,366	54.99	242,992
Woodruff	1/26/11	1/25/11	76,781	146,250	281,531					14,789	54.99	290,604

(1)	The ORC generally sets award amounts at a meeting that occurs the day prior to the grant date.

(2)	Columns (c)-(e) reflect the annual cash incentive payout values for each named executive officer for 2011 if the threshold, target or maximum goals had been satisfied. The actual payout is reflected in column (g) of the Summary Compensation Table. For a discussion of the criteria applied when determining amounts payable, see the description of Annual Incentive Compensation in “Compensation Discussion & Analysis” beginning on page 22 of this proxy statement.

(3)	The stock options granted on January 26, 2011 vest in 1/3 increments on the anniversary date of the award beginning January 26, 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2011. This table includes unexercised and unvested option awards and unvested restricted stock awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table. The market value of the stock awards is based on the closing market price of Company common stock as of December 30, 2011, which was $50.00 per share. For additional information about the outstanding equity awards, see the description of long-term incentive compensation in “Compensation Discussion & Analysis” beginning on page 19.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) N/A	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)(1)	(j)(1)
McManus	1/24/07	43,405				46.45	1/23/2017
	6/23/07	7,260				55.08	6/22/2017
	1/23/08	57,890				60.56	1/22/2018
	1/28/09	25,002	51,158	(1)		29.79	1/27/2019
	1/27/10	26,689	53,380	(2)		46.69	1/26/2020
	1/26/11		97,698	(3)		54.99	1/25/2021
Porter	1/23/08	13,025				60.56	1/22/2018
	1/28/09	30,134	15,067	(1)		29.79	1/27/2019
	1/27/10	8,232	16,465	(2)		46.69	1/26/2020
	1/26/11		24,090	(3)		54.99	1/25/2021
Richardson	10/24/06							3,125	(4)	156,250
	1/24/07	13,855				46.45	1/23/2017
	1/23/08	21,275				60.56	1/22/2018
	1/28/09	15,872	20,436	(1)		29.79	1/27/2019
	1/27/10	10,745	21,491	(2)		46.69	1/26/2020
	1/26/11		31,317	(3)		54.99	1/25/2021
Reynolds	1/24/07	15,070				46.45	1/23/2017
	1/23/08	13,080				60.56	1/22/2018
	1/28/09		11,356	(1)		29.79	1/27/2019
	1/27/10	4,408	8,816	(2)		46.69	1/26/2020
	1/26/11		12,366	(3)		54.99	1/25/2021
Woodruff	1/29/03	6,730				14.855	1/28/2013
	1/28/04	5,560				21.375	1/27/2014
	1/24/07	13,855				46.45	1/23/2017
	1/23/08	12,100				60.56	1/22/2018
	1/28/09	21,280	10,641	(1)		29.79	1/27/2019
	1/27/10	5,156	10,312	(2)		46.69	1/26/2020
	1/26/11		14,789	(3)		54.99	1/25/2021

Vesting Dates:

(1)	1/28/12

(2)	Equal increments 1/27/2012 and 1/27/2013

(3)	Equal increments 1/26/2012, 1/26/2013 and 1/26/2014

(4)	10/24/12

Option Exercises and Stock Vested in 2011

The following table provides information, for the named executive officers, on (1) stock option exercises during 2011, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
McManus	26,156	661,747	8,000	437,600
Porter	—	—	—	—
Richardson	27,840	809,515	4,875	256,106
Reynolds	11,356	320,439	—	—
Woodruff	8,410	343,965	—	—

Pension Benefits in 2011

The Energen Corporation Retirement Income Plan, a defined benefit plan, covers our officers along with substantially all of our salaried employees and members of two of our three bargaining units. Our officers receive benefits under the plan based on years of service at retirement and on “Final Earnings,” the average base compensation for the highest 60 consecutive months out of the final 120 months of employment. (Average base compensation includes base salary only, and does not include bonus payments, payments in the form of contributions to other benefit plans or any other form of payment such as annual or long-term incentives.) Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continuing for life, subject to an annual cost-of-living increase of up to three percent. Section 415 of the Code imposes limits on benefits payable to an employee under the plan.

We have entered into Executive Retirement Supplement Agreements (“Supplemental Agreements”) with certain officers, including each of the named executive officers. Each Supplemental Agreement provides that the employee will receive a supplemental retirement benefit equal to the difference between 60% of the employee’s monthly compensation and the employee’s monthly retirement benefit under the Retirement Income Plan (including social security benefit). Generally, an employee’s compensation will be determined based on a formula taking into account the average of the highest 36 consecutive months of base salary during the five years prior to retirement plus the average of the three highest annual incentive awards for the ten full fiscal years prior to the earlier of (1) retirement or (2) the officer’s 61st birthday.

Each of our named executive officers has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and the Supplemental Agreements, and the benefits do not increase or accelerate upon termination or a change in control. Both the Retirement Income Plan and the Supplemental Agreements provide annuity and lump sum payment options.

The table below sets forth information on the pension benefits for each of the named executive officers under each of the Company’s pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
McManus	Retirement Income Plan	26	1,387,725	—
	SERP	26	6,888,287	—
Porter	Retirement Income Plan	22	554,588	—
	SERP	22	1,749,449	—
Richardson	Retirement Income Plan	26	1,038,681	—
	SERP	26	3,025,628	—
Reynolds	Retirement Income Plan	32	2,065,405	—
	SERP	32	2,715,445	—
Woodruff	Retirement Income Plan	26	1,593,048	—
	SERP	26	2,291,134	—

(1)	Benefit values assume a retirement age of 60. Other assumptions are set forth in Note 5 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

No pension benefits were paid to any of the named executive officers during 2011.

Nonqualified Deferred Compensation Table in 2011

The table below provides information on the non-qualified deferred compensation of the named executive officers in 2011 pursuant to the Company’s 1997 Deferred Compensation Plan. For a more detailed discussion of the 1997 Deferred Compensation Plan, refer to “Compensation Discussion & Analysis” beginning on page 19 of this proxy statement.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)(1)	(c)(1)	(d)	(e)	(f)(2)
McManus	27,300	31,383	12,720	—	230,616
Porter	5,100	7,406	464	—	35,456
Richardson	6,900	9,356	11,575	42,100	284,021
Reynolds	3,300	7,211	34,190	—	797,217
Woodruff	3,000	6,754	376	—	29,949

(1)	Amounts reported in columns (b) and (c) are reported in the Summary Compensation Table.

(2)	It is management’s belief that the portion of amounts in column (f) attributable to executive or registrant contributions were previously reported as compensation to named executive officers during periods that they were named executive officers, but the Company has not undertaken an audit of the multiple year reporting history of the Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

We have entered into Severance Compensation Agreements with certain officers and key employees including Messrs. McManus, Porter, Richardson, Reynolds and Woodruff. We designed the agreements to retain the executives and provide continuity of management in the event of any actual or threatened change in control of the Company. Each such agreement provides that if, during a base period following the first to occur of a change in control of the Company (as defined in the agreements) or shareholder approval of a transaction that will constitute a change in control, the employee’s employment is terminated in a qualified termination, then we will pay the employee an amount equal to a percentage of the employee’s (a) annual base salary in effect immediately prior to the change in control, plus (b) the employee’s highest annual cash bonus compensation for the three fiscal years immediately prior to the fiscal year during which the change in control occurs.

Continuity of management or retention is encouraged by providing severance benefits in the event of loss of employment following a change in control. The percentage payable and base period varies by executive and ranges from 100% with a one-year base period to 300% with a three-year base period. The 100%, 200% and 300% multiples reflect consideration of the executive’s level of corporate responsibility, specialized skills, and availability of other job opportunities. A higher multiple reflects a higher importance of retention. Thus, officers with higher levels of corporate responsibility or specialized skill or knowledge have higher multiples. Officers who, due to senior responsibilities or specialized skills, may have fewer alternative employment opportunities also have higher multiples to provide compensation during a longer job search. All named officers have a 300% multiple and base period. The Severance Compensation Agreements also provide the continuance of certain insurance and other employee benefits for a period of twenty-four months following any such termination of employment. Agreements entered into in 2007 and earlier, which include the agreements with Messrs. McManus, Porter, Richardson, Reynolds and Woodruff, include a tax gross up provision that provides that if the executive receives compensation that would be subject to the tax imposed by Section 4999 of the Code, the executive shall be entitled to receive an additional payment in an amount necessary to put the executive in the same after-tax position as if such tax had not been imposed unless the tax would not apply if the payments under the Severance Compensation Agreement were reduced by up to 10% of the amount subject to the tax, in which case such a reduction is made. The only Severance Compensation Agreement that has been entered into since 2007 does not include a tax gross up provision and the ORC does not expect to include such a provision in future agreements.

For purposes of the Severance Compensation Agreements, (1) the term “qualified termination” means a termination (a) by the Company other than for cause, (b) by the employee for good reason or (c) by written agreement to such effect between the employee and the Company, (2) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (3) the term “good reason” generally means a material reduction in the position, duties, responsibilities, status or benefits of the employee’s job.

The Company’s 1997 Stock Incentive Plan also includes change in control provisions. In most instances of a change in control, in the case of awards granted prior to 2010, unvested stock options vest, restrictions on restricted shares lapse and performance measurement and payment of performance shares are accelerated. The change in control provisions are not applicable to awards granted in 2010 and later.

For purposes of the Severance Compensation Agreements and the 1997 Stock Incentive Plan, a “change in control” would include any of the following events:

•	any “person”, as defined in the Exchange Act, acquires 25 percent or more of our voting securities;

•	a majority of our Directors are replaced in certain circumstances, including:

•	a majority of such Directors are replaced such that a majority of our current Directors does not approve their election or nomination for election; or

•	Directors are replaced by an individual or individuals whose initial assumption of office occurs as a result of an actual or threatened election contest;

•	consummation of certain mergers or consolidations, or a liquidation or sale of our assets; or

•	any other transaction or series of transactions designated as a change in control event by resolution of our Board of Directors.

In addition, transactions involving the transfer of 80 percent or more of the voting securities or substantially all the assets of a subsidiary would constitute a change in control for the officers of that subsidiary. If the subsidiary is the Company’s largest subsidiary (currently Energen Resources), then such a transaction is also a change in control for the officers of Energen Corporation.

Assuming the occurrence of a triggering event on December 31, 2011 for payment of change in control related compensation, we estimate that the following officers would receive the following benefits:

	McManus $	Porter $	Richardson $	Reynolds $	Woodruff $
Cash Severance	4,444,014	1,634,805	2,054,289	1,534,125	1,581,177
Health & Welfare Benefit(1)	30,640	28,851	29,033	23,429	28,668
Excise Tax reimbursement(2)	0	0	0	0	0

(1)	Represents the incremental value of two years continuation of medical, life and disability insurance benefits.

(2)	Tax gross-up reflects the additional compensation provided to cover excise taxes incurred when the executive’s parachute payment exceeds 2.99 times the Code Section 280G “base amount.” “Base amount” is defined as the executive’s five year average W-2 earnings.

The 1997 Stock Incentive Plan includes a change in control definition applicable to 2009 and earlier awards. It is identical to the change in control definition discussed above beginning on page 34. Upon the occurrence of certain change in control events, restricted stock and unvested options granted in 2009 and earlier immediately vest. Assuming an acceleration event took place as of December 31, 2011, the table below identifies the awards and award values that would immediately vest. The change in control acceleration provisions are not applicable to awards granted on or after January 1, 2010.

Name	Shares of Restricted Stock (#)	Value of Restricted Stock ($)	Shares Represented by Unvested Options (#)	Value of Unvested Options ($)
McManus	—	—	51,158	1,033,903
Porter	—	—	15,067	304,504
Richardson	3,125	156,250	20,436	413,012
Reynolds	—	—	11,356	229,505
Woodruff	—	—	10,641	215,055

The 1997 Stock Incentive Plan also provides that in the event of a termination of employment, other than a “qualified termination,” all unvested options expire and all unvested restricted shares are forfeited. In the event of a qualified termination, unvested options and unvested restricted shares vest. The term “qualified termination” means:

(1)  an involuntary termination other than for cause;

(2)  expressly agreed in writing by the executive and the Company to constitute a qualified termination;

(3)  death or disability;

(4)  retirement; or

(5)  with respect to awards granted prior to a change in control, a voluntary termination for good reason entitling the participant to severance compensation under a written change in control severance compensation agreement.

All of the shares of restricted stock and unvested options listed in the table above with respect to a change in control would also vest in the event of a qualified termination. In addition, the following table contains a schedule of unvested options that would also vest upon a qualified termination, valued as of December 31, 2011:

Name	Shares Represented by Unvested Options (#)	Value of Unvested Options ($)
McManus	118,512	176,688
Porter	32,525	54,499
Richardson	42,369	71,135
Reynolds	17,060	29,181
Woodruff	20,172	34,133

Each of our named executive officers has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and Supplemental Agreements, and the benefits do not increase or accelerate upon termination or a change in control. For a description of our Retirement Income Plan and Supplemental Agreements, see “Executive Compensation-Pension Benefits in 2011” beginning on page 32 of this proxy statement.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY” VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law July 21, 2010, provides shareholders with an opportunity to cast an advisory vote on the compensation of executive officers as disclosed in this proxy statement. This proposal, commonly known as a “Say-on-Pay” vote, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2011 executive compensation programs and policies and the compensation paid to the named executive officers of the Company.

As discussed beginning on page 19 of this proxy statement under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to serve the Company and its shareholders by aligning executive compensation with shareholder interests and by encouraging and rewarding management initiatives that will benefit the Company and its shareholders, customers, and employees over the long-term.

Proposal

The Company is presenting this proposal, which gives you as a shareholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers of Energen Corporation, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the Company’s 2012 Proxy Statement.”

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for and against, this proposal.

This proposal allows our shareholders to express their opinions regarding the decisions of the ORC on the prior year’s annual compensation to the named executive officers. Although your vote on this matter is advisory in nature and therefore will not be binding upon the Company, the ORC or the Board of Directors, your advisory vote will serve as an additional tool to guide the Board of Directors and the ORC in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SHAREHOLDER PROPOSAL

We expect the following proposal to be presented by a shareholder at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to us. To ensure that readers can easily distinguish between the materials provided by the proponent and the materials we have provided, we have placed a box around material provided by the proponent.

The Board recommends you vote AGAINST the shareholder proposal for the reasons we give after the proposal.

Proposal Respecting Board Declassification

This proposal was submitted by the Comptroller of the City of New York, John C. Liu, 1 Centre Street, New York, New York 10007-2341 on behalf of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund and the New York City Board of Education Retirement System (the “Systems”). The Systems collectively beneficially own, as of November 15, 2011, 164,961 shares of Energen common stock.

Shareholder Proposal

CLASSIFIED BOARD

SHAREHOLDER PROPOSAL

REPEAL CLASSIFIED BOARD

Submitted by John C. Liu, Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds and Retirement Systems

BE IT RESOLVED, that the stockholders of Energen Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only a fraction of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“AGAINST” THIS PROPOSAL

Company Statement in Opposition

The Energen Board of Directors believes that retaining a classified board structure protects and enhances long-term shareholder value. By their nature, Energen’s two lines of business — oil and gas exploration and production and natural gas distribution — involve long-term planning and capital-intensive investment over multiple business cycles. Our classified board helps assure that, at all times, we have experienced directors with an understanding of our history and knowledge of our operations, management, and strategy. This, in turn, provides continuity and stability in pursuing our business strategies and policies and provides a long-term perspective. The Board also believes that a three-year term strengthens our ability to recruit talented leadership and is appropriate in light of the time commitment and responsibilities that a director position entails.

A classified board affords the company and its shareholders an additional measure of protection against hostile and unsolicited takeover attempts that do not offer fair value to all shareholders. It provides the time and leverage necessary for our directors to evaluate and consider the fairness of any takeover proposal, consider alternative proposals, and ultimately negotiate the best possible results for shareholders. Without a classified board, a potential acquirer could gain control of Energen by replacing the majority of the Board with its own slate of nominees at a single shareholder meeting and without paying an appropriate premium to our shareholders. While a classified board enhances our Company’s ability to negotiate more favorably in the face of a hostile takeover effort and to protect long-term shareholders from abusive takeover tactics, it does not prevent unsolicited takeover proposals or the consummation of such transactions.

The Energen Board does not believe that its classified board structure compromises director accountability to shareholders. With approximately one-third of our directors elected each year, shareholders have an effective means to communicate their views on the performance of the company and directors. This accountability is further enhanced by the majority vote standard applicable to the election of Energen’s directors. In addition, with the exception of Mr. McManus, all of our directors are independent under the standards established by the New York Stock Exchange and those set forth in our corporate governance guidelines.

Directors elected to a classified board are no less accountable to shareholders than they would be if elected annually. Standards of performance and responsibility applicable to directors elected annually, including under State law fiduciary standards, New York Stock Exchange Rules and the Sarbanes-Oxley Act of 2002, apply equally to classified boards. It is the manner in which directors fulfill their duties and responsibilities, not the frequency of their election, that drives effective corporate governance.

After careful consideration, the Board believes that a classified board structure remains in the best interest of Energen’s shareholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 within specified timeframes with the SEC, and to provide us with copies of all forms filed.

We believe, based on a review of Forms 3, 4 and 5 furnished to us, that, during fiscal 2011, our executive officers, Directors and 10% shareholders complied in full with all applicable Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in our proxy statement and form of proxy, proposals of shareholders intended to be presented at the 2013 Annual Meeting must be received at the Company’s principal executive offices no later than November 28, 2012. If a shareholder desires to bring other business before the 2013 Annual

Meeting without including such proposal in the Company’s proxy statement, the shareholder must notify the Company in writing on or before January 25, 2013. Shareholders who wish to nominate individuals to serve on the Board of Directors must follow the requirements set forth in Section 1.11 of the Company’s Bylaws. In order to be eligible to nominate a person for election to our Board of Directors a shareholder must (i) comply with the notice procedures set forth in the Bylaws and (ii) be a shareholder of record on the date of giving such notice as well as on the meeting date. To be timely, any shareholder who wishes to make a nomination to be considered at the 2013 Annual Meeting must deliver the notice specified by our Bylaws between December 26, 2012 and January 25, 2013. The Bylaws contain a number of substantive and procedural requirements which should be reviewed by any interested shareholder. Shareholder proposals and director nominations should be directed to J. David Woodruff, Secretary, Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707.

COSTS OF PROXY SOLICITATION

The entire cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company, including the expense of preparing, printing and mailing this proxy statement. In addition to mailing proxies to shareholders, we may solicit proxies by personal interview or by telephone and telegraph. We will request brokerage houses and other custodians and fiduciaries to forward at our expense soliciting materials to the beneficial owners of stock held of record by them. We have engaged Okapi Partners, LLC of New York to assist in the solicitation of proxies of brokers and financial institutions and their nominees. This firm will be paid a fee of $7,000, plus out-of-pocket expenses.

ENERGEN CORPORATION

Chairman of the Board

Birmingham, Alabama

March 28, 2012

Appendix A

The following peer groups are referred to on page 21 of the proxy statement.

CUSTOM PEER GROUP DATA BASE

AGL Resources Inc.	MDU Resources Group Inc	Quicksilver Resources Inc
Atmos Energy Corp	Newfield Exploration Co	Range Resources Corp
Cabot Corp	NICOR Inc	Southwestern Energy Co
Cimarex Energy Co	Noble Energy Inc	SM Energy Co
Comstock Resources Inc	Oneok Inc	Ultra Petroleum Corp
Denbury Resources Inc	Piedmont Natural Gas Co Inc	Vectren Corp
El Paso Corp	Pioneer Natural Resources Co	WGL Holdings Inc
EQT Corp	Plains Exploration & Production Co	Whiting Petroleum Corp
Forest Oil Corp	Questar Corp	Williams Companies Inc

OIL AND GAS DATA BASE

Anadarko Petroleum	Exterran	Murphy Oil
Apache	Hess	Occidental Petroleum
BG US Services	Hunt Consolidated	Schlumberger
Crosstex Energy	ION Geophysical	Spectra Energy
DCP Midstream	Irving Oil Commercial GP	Sunoco
Devon Energy	Magellan Midstream Partners	Tesoro
EQT Corporation	Marathon Petroleum

ENERGY SECTOR DATA BASE

Abraxas Petroleum Corp	Denbury Resources, Inc	Nippon Oil Exploration U.S.A. Ltd
Afren Resources USA, Inc	Devon Energy	Noble Energy, Inc.
Apache Corporation	El Paso Corporation — Exploration &	Parallel Petroleum LLC
Atlas Energy, Inc.	Production	PDC Energy
Baytex Energy USA Ltd.	Enerplus Resources (USA) Corporation	Petrohawk Energy Corporation
BG US Services	Enervest Management Partners, LTD — EV	Pioneer Natural Resources USA, lnc.
BHP Billiton Petroleum (Americas), Inc.	Energy Partners, LP	Plains Exploration and Production Company
Black Hills Energy	EnerVest, Ltd.	QEP Resources
BreitBurn Energy Partners LP	Eni US Operating Company Inc.	Quicksilver Resources Inc.
BreitBurn Energy Partners LP — Eastern	EOG Resources, Inc.	R. Lacy, Inc
Division	Equal Energy Ltd.	Range Resources Corporation
BreitBurn Energy Partners LP — Orcutt	EXCO Resources, Inc.	Repsol Services Company
Facility	EXCO Resources, Inc. — EXCO Appalachia	RKl Exploration & Production, LLC
BreitBurn Energy Partners LP — West Pico	EXCO Resources, Inc. — EXCO East TX/LA	Rosewood Resources, Inc.
Facility	Fasken Oil and Ranch, Ltd.	Seneca Resources Corporation
BreitBurn Energy Partners LP — Western	Finley Resources, Inc	Seneca Resources Corporation — East
Division	Forest Oil Corporation	Seneca Resources Corporation — West
BreitBurn Energy Partners LP — Western Div	Hess Corporation	SK E&P Company
— California Operations	HighMount Exploration & Production, LLC	Southwestern Energy Company
BreitBurn Energy Partners LP — Western Div	Hilcorp Energy Company	Statoil
— Florida Operations	Hunt Consolidated — Hunt Oil Company	Talisman Energy Inc. US
BreitBurn Energy Partners LP — Western Div	J-W Operating Company — Cohort Energy	Tellus Operating Group, LLC
— Wyoming Operations	Company	THUMS Long Beach Company
BreitBurn Management Company	Legacy Reserves, LP	TOTAL E&P USA, Inc
Birdwell Oil Company	Linn Energy, LLC	Unit Corporation
Brigham Exploration Company	MCX Exploration (USA), LTD.	Unit Petroleum Company
Burnett Oil Co., Inc.	Mestena Operating, Ltd.	Venoco, Inc.
Cimarex Energy Co.	Mitsui E&P USA LLC	Verado Energy, Inc.
Cinco Natural Resources	Murphy Oil Corporation	Whiting Petroleum Corporation
Citation Oil & Gas Corporation	Newfield Exploration
Davis Petroleum Corp.	Nexen Petroleum USA, Inc.

A-1

UTILITY INDUSTRY DATA BASE

AGL Resources	Entergy	Pepco Holdings
Allete	EQT Corporation	Pinnacle West Capital
Alliant Energy	Exelon	PNM Resources
Ameren	FirstEnergy	Portland General Electric
American Electric Power	GenOn Energy	PPL
Avista	Hawaiian Electric	Progress Energy
Black Hills	IDACORP	Public Service Enterprise Group
Calpine	Integrys Energy Group	Puget Energy
CenterPoint Energy	MDU Resources	SCANA
CH Energy Group	MGE Energy	Sempra Energy
Cleco	Mid American Holdings	Southern Company Services
CMS Energy	NextEra Energy	TECO Energy
Consolidated Edison	Nicor	Tennessee Valley Authority
Constellation Energy	Northeast Utilities	UIL Holdings
Dominion Resources	Northwestern Energy	UniSource Energy
DPL	NRG Energy	Unitil
DTE Energy	NSTAR	Vectren
Duke Energy	NV Energy	Westar Energy
Edison International	NW Natural	Wisconsin Energy
El Paso Electric	OGE Energy	Xcel Energy
Energy Future Holdings	Pacific Gas & Electric

A-2

Appendix B

Reconciliation of Non-GAAP Financial Measures

The United States Securities and Exchange Commission requires public companies, such as Energen Corporation (“Energen”), to reconcile Non-GAAP (GAAP refers to generally accepted accounting principles) financial measures to related GAAP measures. Adjusted Net Income is a Non-GAAP financial measure that excludes certain non-cash mark-to-market derivative financial instruments. Energen believes that excluding the impact of these items is more useful to analysts and investors in comparing the results of operations and operational trends between reporting periods and relative to other oil and gas producing companies.

	Year-to-Date Ended 12/31/2011
Energen Consolidated Net Income ($ in millions except per share date)	Net Income	Per Diluted Share
Net Income (GAAP)	$260	$3.59
Non-cash mark-to-market losses (net of $15 tax)	23	0.32
Adjusted net Income (Non-GAAP)	$283	$3.91

Year-to-Date
Energen Resources Net Income ($ in millions)	Net Income
Net Income (GAAP)	$213
Non-cash mark-to-market losses (net of $15 tax)	23
Adjusted Net income (Non-GAAP)	$236

B-1

ENERGEN CORPORATION

605 Richard Arrington, Jr. Blvd. North

Birmingham, Alabama 35203-2707

(205) 326-2700

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Energen Corporation

INTERNET http://www.proxyvoting.com/egn Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO #
19505

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 3 AND “AGAINST” ITEM 4.

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

1. ELECTION OF DIRECTORS Nominees:	☐	☐	☐

01 Judy M. Merritt
02 Stephen A. Snider
03 Gary C. Youngblood
04 Jay Grinney

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

3.	Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

Management recommends a vote AGAINST the Shareholder Proposal.
		FOR	AGAINST	ABSTAIN

4.	Shareholder Proposal	☐	☐	☐

In their discertion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjourment or postponement thereof.

Mark Here for	☐
Address Change
or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Signature	Signature	Date

You can now access your Energen Corporation account online.

Access your Energen Corporation account online via Investor ServiceDirect® (ISD).

The transfer agent for Energen Corporation now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: www.energen.com under the heading “Investor Relations” and subheading “SEC Filings”.

▼ FOLD AND DETACH HERE ▼

PROXY

ENERGEN CORPORATION

Annual Meeting of Shareholders – April 25, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints James T. McManus, II and J. David Woodruff, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Energen Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 25, 2012, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 19505

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting for Employee Savings Plan shares available through 11:59 PM Eastern Time April 20, 2012.

Energen Corporation

INTERNET http://www.proxyvoting.com/egn Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO #
21192-bl

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 3 AND “AGAINST” ITEM 4.

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

1. ELECTION OF DIRECTORS Nominees:	☐	☐	☐

01 Judy M. Merritt
02 Stephen A. Snider
03 Gary C. Youngblood
04 Jay Grinney

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

3.	Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

Management recommends a vote AGAINST the Shareholder Proposal.
		FOR	AGAINST	ABSTAIN

4.	Shareholder Proposal	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjourment or postponement thereof.

Mark Here for	☐
Address Change
or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Signature	Signature	Date

NOTICE TO EMPLOYEE SAVINGS PLAN PARTICIPANTS

As a participant in the Energen Corporation Employee Savings Plan (the “Plan”) you have the right to direct the Trustee under the Plan how full shares of the Company’s Common Stock allocable to your account under the Plan as of February 24, 2012, should be voted at the Annual Meeting of Shareholders of Energen Corporation (the “Company”). The number of such shares is shown on this proxy card. The Energen Benefits Committee hopes that every participant will take this opportunity to participate in the affairs of the Company by voting their shares.

Energen’s stock transfer agent, BNY Mellon Shareowner Services, will forward your instructions to the Vanguard Fiduciary Trust Company, Trustee of the Plan. If directions are not received by the transfer agent on or before April 20, 2012, you will be treated as directing the Plan’s Trustee to vote your shares in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

William K. Bibb
Chairman of the Energen Benefits Committee

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: www.energen.com under the heading “Investor Relations” and subheading “SEC Filings”.

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PROXY

ENERGEN CORPORATION

Annual Meeting of Shareholders – April 25, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned here by appoints James T. McManus, II and J. David Woodruff, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Energen Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 25, 2012, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 21192-bl